UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): January 19, 2007

BankUnited Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-13921

FL	650377773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle, Coral Gables, FL 33134

(Address of Principal Executive Offices, Including Zip Code)

305-569-2000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

A. Appointment of Director to Corporate Governance and Nominating Committee

On January 23, 2007, the registrant’s Board of Directors appointed Tod Aronovitz to its Corporate Governance and Nominating Committee (the “Nominating Committee”). Mr. Aronovitz has served as a director of the Registrant and BankUnited, FSB since August 2004. As a member of the Nominating Committee, Mr. Aronovitz shall receive an annual retainer of $8,000 in cash and $2,000 in restricted stock. Mr. Aronovitz, a Senior Partner in Aronovitz Trial Lawyers, joins existing members Neil H. Messinger, M.D., (Chairman), Allen M. Bernkrant and Bradley S. Weiss on the Nominating Committee.

B. Establishment of Quarterly Goals for CEO

On January 19, 2007, the Compensation Committee (the “Committee”) of the registrant’s Board of Directors set performance goals for the CEO to earn cash compensation for the quarter ending March 31, 2007. The goals consist of measures for total assets, total deposits, and total loan balances to be achieved by the end of the quarter, and of measures for residential and consumer loan production, efficiency ratio, book value per share, earnings per share and net income to be achieved for the quarter. The goals also include a measure for non-performing assets as a percent of total assets to be achieved for the quarter. The CEO may earn up to $350,000, depending upon whether the goals are achieved and the level of achievement. The Committee’s evaluation of whether the performance goals were achieved may consider acts of God, legal, regulatory or accounting changes, unusual or generally non-recurring events not assumed at the time the goals were set. If compensation is not earned during the quarter due to a failure to meet the goals, such compensation will be earned if the goals are met before the end of the fiscal year.

C. Determination of Performance Goals for Certain Named Executive Officers to Earn Annual Bonus for the Fiscal Year Ending September 30, 2007

On January 19, 2007, the Committee set performance goals for named executive officers other than the CEO and COO to earn an annual bonus for the fiscal year ending September 30, 2007. The goals consist of shared targets for net income, and individual targets for each of the following named executive officers. The individual goals for James Foster, Executive Vice President, Corporate Finance consist of targets for: strategic planning, budget compliance, cost containment, accounting/Sarbanes Oxley oversight, regulatory compliance, capital resource management and community involvement. The individual goals for Abel Iglesias, Executive Vice President, Corporate and Commercial Banking, consist of targets for: efficiency ratio, return on equity, revenue, commercial loan production, deposit growth, customer growth and credit quality. The individual goals for Robert Green, Executive Vice President, Residential Real Estate, of consist of targets for: loan production, cost targets, credit quality and portfolio management. The bonuses and awards to be granted to the named executive officers will be determined by the Committee in its own discretion based upon achievement of the goals and the level of achievement.

The Committee’s evaluation of whether the performance goals were achieved may consider acts of God, legal or regulatory changes, unusual or generally non-recurring events not assumed at the time the goals were set. In addition, the Committee may grant additional bonuses and awards to any executive officer in its discretion.

Item 8.01 Other Events.

A. Authorization to Increase Share Repurchase Program

On January 23, 2007, the registrant authorized an increase in its Class A Common Stock purchase program. Under the program, the registrant may purchase up to 3.6 million shares of BankUnited Financial Corporation Class A Common Stock in open-market transactions, from time to time, at such prices and on such conditions as the Executive Committee of the Board determines to be advantageous. This plan does not have an expiration date.

B. Submission of Matters to a Vote of Security Holders

At the annual meeting of stockholders of the registrant held on January 23, 2007, the stockholders voted on the election of three directors to Class II of the registrant’s Board of Directors, the election of one director to Class III of the registrant’s Board of Directors, the approval of the BankUnited Financial Corporation 2007 Stock Award and Incentive Plan, and the approval of an amendment to the registrant’s Articles of Incorporation to increase the number of authorized shares of Class A Common Stock to 100,000,000 shares from 60,000,000 shares.

The stockholders voted to elect the Class II nominees for directors as follows:

	Votes For	Votes Withheld
Lawrence Blum	5,862,712	210,256
Lauren Camner	5,604,914	468,055
Bradley Weiss	6,013,755	59,214

The stockholders voted to elect the Class III nominees for directors as follows:

	Votes For	Votes Withheld
Dr. Albert Smith	6,000,599	72,360

The stockholders voted to approve the BankUnited Financial Corporation 2007 Stock Award and Incentive Plan as follows:

Votes For	Votes Against	Votes Abstaining
3,621,161	2,031,323	1,979

The stockholders voted to approve the amendment to the registrant’s Articles of Incorporation as follows:

Votes For	Votes Against	Votes Abstaining
5,665,977	404,102	2,890

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: January 25, 2007

	By:	/s/ Humberto L. Lopez
Humberto L. Lopez
Senior Executive Vice President and
Chief Financial Officer